CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 28, 2021, with respect to the financial statements of Allspring Spectrum Aggressive Growth Fund (formerly, Wells Fargo Spectrum Aggressive Growth Fund), one of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of May 31, 2021, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 4, 2022